Contact:

Richard K. Davis

VP General Counsel

Datatec Systems

973-734-3520

richarddavis@datatec.com

Datatec Systems Announces the Appointment of New Chief Executive Officer

and Retracts Previously Released Fiscal 2004 Guidance

FAIRFIELD, N.J. December 5, 2003, Datatec Systems, Inc. (http://finance.yahoo.com Nasdaq: DATC), a leading provider of technology deployment software, services and post-implementation customer care solutions, today announced that Isaac Gaon has stepped down as Chairman and Chief Executive Officer, effective immediately, and it has appointed Raul Pupo as Chief Executive Officer. The Company and Mr. Pupo are currently finalizing the terms of his employment. In addition, Mark Berenblut has resigned as a Board member.

Mr. Pupo has 30 years of experience founding and operating IT companies in the United States and internationally. Prior to founding RP Holdings, a IT investment and advisory services company, where Mr. Pupo was President and Chief Executive Officer, Mr. Pupo founded and was President and Chief Executive Officer of PKS Information Services, Inc., an international information technology services company. Before PKS, Mr. Pupo launched Genix Corporation, an outsourcing and professional services company. Mr. Pupo has also served as a management consultant to private industry, government agencies, and Fortune 500 companies.

The Company has also retracted its previously announced earnings estimates for Fiscal 2004 and instead expects a net loss for the second quarter of Fiscal 2004 as well as an overall net loss for Fiscal 2004.

About Datatec Systems, Inc.

Fairfield, N.J.-based Datatec Systems specializes in the rapid, large-scale market absorption of networking technologies. Datatec's deployment services utilize a software-enabled implementation model to configure, integrate, roll out and support new technology solutions using a "best practices" structured process. Its customers include Fortune 1000 companies and world-class technology providers. Datatec stock is listed on the Nasdaq Stock Market (DATC). For more information, visit /www.datatec.com.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements as more fully discussed in Datatec's filings with the Securities and Exchange Commission.

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